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FOR IMMEDIATE RELEASE	Contact:	Susan Kahn (investor) (612) 370-6735
Cathy Wright (financial media) (612) 370-6627

TARGET CORPORATION SEPTEMBER SALES
UP 7.4 PERCENT

    MINNEAPOLIS, October 11, 2001 — Target Corporation today reported that its net retail sales for the five weeks ended October 6, 2001 increased 7.4 percent to $3.286 billion from $3.060 billion for the five-week period ended September 30, 2000. Comparable-store sales increased 0.2 percent from September 2000.

"Sales for the corporation were below plan in September, particularly in the second week," said Bob Ulrich, chairman and chief executive officer of Target Corporation. "Profit trends remain very good at Target Stores, and are somewhat weak at Mervyn's and Marshall Field's. As a result, we now expect third quarter earnings per share (before unusual items) to be in the range of $0.24 to $0.25, compared with $0.24 a year ago."

The company previously disclosed that it will record an unusual charge of approximately $0.05 per share in this year's third quarter related to accounting for previously sold receivables.

	Sales (millions)	Total Sales % Change	Comparable Stores % Change
September
Target	$2,672	10.6	1.3
Mervyn's	306	(9.1)	(8.7)
Marshall Field's	268	1.9	1.9
Other	40	(8.1)	na

Total	$3,286	7.4	0.2
Year-to-date
Target	$19,045	11.4	3.0
Mervyn's	2,362	(2.9)	(2.4)
Marshall Field's	1,649	(5.0)	(5.0)
Other	243	(8.3)	na

Total	$23,299	8.2	1.7

    Target Corporation operates large-store general merchandise formats, including discount stores, moderate-priced promotional and traditional department stores, as well as a direct mail and on-line business called target.direct. At month-end, the company operated 1,348 stores in 46 states. This included 1,019 Target stores, 265 Mervyn's stores and 64 Marshall Field's stores.

    Forward-looking statements in this release should be read in conjunction with the cautionary statements in Exhibit (99) C to the company's 2000 Form 10-K.

    Comments regarding the company's sales results are available in a pre-recorded telephone message that may be accessed by calling 612-370-6500. Target Corporation news releases are available at www.target.com or www.prnewswire.com.

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TARGET CORPORATION SEPTEMBER SALES UP 7.4 PERCENT